Exhibit 4.201

FEDERAL SERVICE FOR SUPERVISION OF COMMUNICATIONS, INFORMATION TECHNOLOGY AND MASS MEDIA

LICENSE

No. 137711, of November 20, 2015

For the provision of

communication services for the purpose of wire broadcasting

This license is granted to

Public Joint Stock Company

Mobile TeleSystems

Primary state registration number of legal entity (individual entrepreneur) (OGRN, OGRNIP)

1027700149124

Taxpayer Identification No. (INN)

7740000076

Location:

109147, 4 Marksistskaya St., Moscow

Territory of telecommunications services is specified in the annex.

This license is granted for the following term:

to November 20, 2020

This license is granted on the basis of the decision of the licensing authority - Order No. 736-рсч of November “20” 2015

This license is accompanied with an annex on 2 pages, being its integral part

Deputy Head	(signature)	O.A. Ivanov

L.S.

Seal:

MINISTRY OF COMMUNICATIONS AND MASS MEDIA OF THE RUSSIAN FEDERATION FEDERAL SERVICE FOR SUPERVISION OF COMMUNICATIONS, INFORMATION TECHNOLOGY AND MASS MEDIA

OGRN 1087746736296

CN 074532

Annex to License No. 137711*

License requirements

1. Mobile TeleSystems Public Joint-Stock Company (the Licensee) shall comply with the terms of this license.

Short name:

MTS PJSC

OGRN 1027700149124	INN 7740000076

Location:

109147, 4 Marksistskaya St., Moscow

2. The Licensee shall start provision of services under the license no later than 20.11.2017.

3. The Licensee shall provide communication services under the license only in the Chelyabinsk Region.

4. The Licensee under this license shall provide the following to subscribers*:

a) access to the Licensee’s communication network;

b) Distribution (delivery) of sound programming signals over wire broadcasting network to user (terminal) equipment.

c) transmission of warning signals and emergency information on dangers arising from the threat of or occurrence of emergency natural and man-made situations, as well as in the case of military operations or as a result of these actions, on the rules of behavior of the population and the need for protection measures.

5. The Licensee shall provide communications services in accordance with the rules of communications services, approved by the Government of the Russian Federation.

6. The Licensee in providing communications services shall comply with the rules for connection of telecommunications networks and their interactions, approved by the Government of the Russian Federation, when connecting wire broadcasting network of the licensee to the public telecommunications network, connecting other communication networks to wire broadcasting network of the Licensee.

137711

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7. The Licensee shall have management system in its communication network complying with the regulatory requirements to communication network management systems established by the federal executive authority in the field of communication.

8. Provision of telecommunications services in accordance with the terms of this license shall be permitted only subject to the license (s) for broadcasting and (or) contract (s) with the Licensee-broadcaster.

9. The Licensee shall provide information about the basis of calculation of mandatory deductions (tax payments) to the universal service reserve in the manner and form required by the federal executive authority in the field of communications.

* Provision of services under the license can be accompanied by the provision of other services, technologically closely related to communications services for the purposes of wire broadcasting and aimed at improvement of their customer value, unless it requires a separate license.

2

Laced, numbered and sealed

Three (3) sheet (s).

Head of the department of registers of assigned radio frequencies and licenses in the field of communication

(signature) I.Yu. Zavidnaya
DEC 27, 2015

Seal:

MINISTRY OF COMMUNICATIONS AND MASS MEDIA OF THE RUSSIAN FEDERATION FEDERAL SERVICE FOR SUPERVISION OF COMMUNICATIONS, INFORMATION TECHNOLOGY AND MASS MEDIA

OGRN 1087746736296

144867